UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERFORMANCE TECHNOLOGIES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Litigation Relating to the Merger - Amended Action

As previously disclosed in the company’s definitive merger proxy statement filed with the Securities and Exchange Commission (the “SEC”) on January 15, 2014 (as amended or supplemented from time to time, the “proxy statement”), on December 19, 2013, Albert C. Banfe, Jr., a purported stockholder of the company filed a putative class action complaint against Performance Technologies, Incorporated (“PT”), members of PT’s board of directors and management, Sonus Networks, Inc. (“Sonus”) and Purple Acquisition Subsidiary, Inc. in connection with the proposed merger. On January 23, 2014, Mr. Banfe filed an amended complaint in the action captioned Albert C. Banfe, Jr. v. Performance Technologies Services, Inc. et al. Case No. 13/14391, which is pending in the Supreme Court of the State of New York, Monroe County (the “Banfe Action”). As amended, the complaint in the Banfe Action alleges that the defendants breached and/or aided and abetted the breach of their fiduciary duties to PT’s stockholders, by seeking to sell PT through an allegedly unfair process and allegedly for an unfair price and on unfair terms. In addition, the complaint alleges that the preliminary proxy statement filed by PT with the SEC on December 31, 2013 contains material omissions. The complaint seeks, among other things, equitable relief that would enjoin the merger, damages, and attorney’s fees and costs.

Memorandum of Understanding to Settle the Actions

On February 7, 2014, PT, the individual defendants, Sonus, and Purple Acquisition Subsidiary, Inc. entered into a memorandum of understanding (“MOU”) to settle the Banfe Action and the previously disclosed actions titled, Mordecai and Bradleigh Kolko v. Performance Technologies Inc. et al., Case No. 9171, pending in the Court of Chancery of the State of Delaware, where it was brought on December 18, 2013 (the “Kolko Action”) and John Solak v. Performance Technologies, Inc. et al., Case No. 9239, pending in the Court of Chancery of the State of Delaware, where it was brought on January 10, 2014 (the “Solak Action,” and, together with the Kolko Action and the Banfe Action, the “Actions”).

Pursuant to the MOU, PT, the individual defendants, Sonus and Purple Acquisition Subsidiary, Inc. agreed to resolve all disputed legal claims in all of the Actions and to make certain supplemental disclosures regarding the merger, as set forth herein.

The MOU is expected to be memorialized in a stipulation of settlement, which will be subject to customary terms and conditions, including court approval, and will include an agreement by the plaintiffs in the Actions, on behalf of their respective classes of PT stockholders, to provide a release of claims of PT stockholders against PT, Sonus, Purple Acquisition Subsidiary, Inc., and their respective officers and directors.

This additional disclosure should be read in conjunction with the proxy statement.

Pursuant to the MOU, certain disclosures in the proxy statement are supplemented as follows:

Disclosure is added to the proxy statement in “The Merger – Background of the Merger” on the following pages:

On page 24, the following sentence is added following the sentence beginning “During the intervening period, on May 18, 2012…”:

“The closing per share sales price of our common stock on May 18, 2012 was $1.98.”

On page 25, the following sentence is added to be the last sentence in the paragraph beginning “On August 30, 2012, Mr. Slusser received…”:

“The closing per share sales price of our common stock on August 30, 2012 was $1.36.”

On page 28, the following sentence is added to follow the sentence beginning “On September 20, 2013, Mr. Castonguay submitted…”:

“The closing per share sales price of our common stock on September 20, 2013 was $3.24.”

On page 29, the following sentence is added to be the last sentence in the paragraph beginning “After considering these matters, our board determined that…”:

“To our knowledge, Bowen has not been engaged by or provided services to, nor otherwise received fees from Sonus at any time during the two years preceding the date of the proxy statement.”

On page 31, the following sentence is added to be the last sentence in the paragraph beginning “In response to Mr. Slusser’s email…”:

“On November 8, 2013, the closing per share sales price of our common stock was $2.81.”

On page 34, in the last paragraph on that page, the sentence beginning “Mr. Knauf inquired as to whether…” through the rest of that paragraph is amended and restated to read as follows:

“Mr. Knauf inquired as to whether the revenue multiples that Craig-Hallum calculated for PT in its revenue multiples analyses had taken into account the impact of the non-recurring payments associated with last-time buy and build orders of the OEM products, since these non-recurring payments amounted to approximately $5.9 million in revenue for the nine months ended September 30, 2013 and would result in additional non-recurring revenue in the fourth quarter of 2013. Craig-Hallum confirmed that these non-recurring revenues were included in its analyses, so the board concluded that without such non-recurring revenues, the transaction revenue multiple would be closer to the median to median-high range of the comparable company and precedent transaction multiples calculated by Craig-Hallum.”

On page 43 of the proxy statement in “Opinion of Craig-Hallum Capital Group – Summary of Financial Analysis – Selected Publicly Traded Company Analysis”, the following table is inserted between the paragraphs beginning “Craig-Hallum obtained financial metrics and projections…” and “Craig-Hallum next calculated the low, median and high values…”:

Revenue Multiples
	LTM	2014E
Small Group
AudioCodes Ltd.	1.7x	1.5x
Dialogic, Inc.	0.7x	N/A
Interphase Corp.	2.0x	1.9x

Large Group
ADTRAN Inc.	1.7x	1.5x
Alcatel-Lucent	0.7x	0.6x
Ciena Corporation	1.5x	1.3x
Cisco Systems, Inc.	1.7x	1.7x
Ericsson	0.9x	0.9x
F5 Networks, Inc.	3.5x	3.0x
Oracle Corporation	3.8x	3.6x
Sonus Networks, Inc.	1.8x	1.7x

Later on page 43, the following footnote is added after the words “as reported by PT to Craig-Hallum,” in the first sentence of the paragraph beginning, “Craig-Hallum then calculated a range…”.

“The number of fully diluted shares outstanding, as calculated by the treasury-stock method, varies with the implied equity value, and includes all outstanding options that would be in-the-money at a given equity value. The range of fully diluted shares outstanding used for purposes of this analysis was 11.8 to 12.8 million shares.”

On page 44 of the proxy statement in “Opinion of Craig-Hallum Capital Group – Summary of Financial Analysis – Selected Precedent M&A Transaction Analysis”, the table in the paragraph beginning “Craig-Hallum performed a selected precedent transactions analysis…” is amended and restated as follows:

Announcement Date	Acquiror	Target Company	EV/LTM Revenue
October 21, 2013	Marlin Equity Partners	Tellabs Inc.	0.6x
February 4, 2013	Oracle Corporation	Acme Packet, Inc.	6.0x
December 11, 2012	Trident Private Holdings	TNS Inc.	1.5x
June 19, 2012	Sonus Networks, Inc.	Network Equipment Technologies Inc.	0.9x
November 7, 2011	Multiple Private Equity Buyers	Tekelec, Inc.	1.2x
October 26, 2010	Francisco Partners	Source Photonics, Inc.	0.8x
October 12, 2010	Platinum Equity Partners	Ulticom Inc.	0.3x
September 16, 2010	Calix Inc.	Occam Networks, Inc.	1.2x
June 9, 2010	TEOCO Corporation	TTI Team Telecom International Ltd.	0.7x

Later on page 44, the following footnote is added after the words “as reported by PT to Craig-Hallum,” in the first sentence of the paragraph beginning, “Craig-Hallum then calculated a range…”:

“The number of fully diluted shares outstanding, as calculated by the treasury-stock method, varies with the implied equity value, and includes all outstanding options that would be in-the-money at a given equity value. The range of fully diluted shares outstanding used for purposes of this analysis was 12.2 to 13.2 million shares.”

On page 45 of the proxy statement in Opinion of Craig-Hallum Capital Group - Summary of Financial Analysis - Discounted Cash Flows Analysis”, the following footnote is added after the words “as reported by PT to Craig-Hallum,” in the penultimate sentence of the paragraph beginning, “Craig-Hallum conducted an illustrative discounted cash flow analysis…”:

“The number of fully diluted shares outstanding, as calculated by the treasury-stock method, varies with the implied equity value, and includes all outstanding options that would be in-the-money at a given equity value. The range of fully diluted shares outstanding used for purposes of this analysis was 12.1 to 12.6 million shares.”

On page 47 of the proxy statement in “Opinion of Craig-Hallum Capital Group - Summary of Financial Analysis - Fees and Expenses”, the sentence beginning “Craig-Hallum has not otherwise had a material relationship . . .” is amended and restated as follows:

“Craig-Hallum has not otherwise been engaged by or provided services to, nor otherwise received fees from, PT or any other party to the merger, during the two years preceding the date of its opinion.”

On page 49 of the proxy statement in “Financial Projections - December Projections”, footnote 2 to the table is amended and restated as follows:

(2)	Estimated unlevered free cash flows was calculated as follows:

Fiscal Year Ended
	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018
	(in thousands)
Operating Income	$2,209	$5,040	$6,340	$8,329	$7,346
Less Taxes at 36%	(795)	(1,815)	(2,282)	(2,999)	(2,644)
Net Operating Income after Taxes	1,414	3,226	4,058	5,331	4,701
Plus: Depreciation and Amortization	3,300	3,300	3,300	3,300	3,300
Plus: Stock-Based Compensation	250	250	250	250	250
Less: Capital Expenditures	(450)	(450)	(450)	(450)	(450)
Less: Capitalized Software	(1,696)	(1,901)	(2,189)	(2,706)	(2,900)
Less: Increase in Net Working Capital	(378)	224	279	(350)	(86)
Unlevered Free Cash Flows	$2,439	$4,649	$5,248	$5,374	$4,815

Other Intervening Events

On February 6, 2014, with the prior written consent of Sonus, the Compensation Committee of PT approved amendments to the 2003 Omnibus Incentive Plan and the 2012 Omnibus Incentive Plan (the “Plans”) to change the retirement age from 62 years to 60 years for all outstanding awards under the Plans. The amendments apply to all participants under the Plans and will allow participants who have reached the age of 60 and above to retire under the terms of the Plans, and thus will enable them to exercise their assumed options at any time within the one-year period following the date of their retirement. Prior to the amendment, participants ages 60 and 61 who retired would have been required to exercise their assumed options within thirty days of their retirement. Mr. Slusser, who is age 61, could be benefitted by the amendment to the 2003 Omnibus Incentive Plan.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, PT filed its proxy statement with the SEC on January 15, 2014. Additionally, PT and Sonus may file other relevant materials in connection with the proposed acquisition of PT by Sonus pursuant to the terms of the merger agreement by and among Sonus, Purple Acquisition Subsidiary, Inc. and PT. The proxy statement contains important information about PT, Sonus, the proposed merger and related matters. Investors and security holders of PT are urged to read the proxy statement and other relevant materials carefully as they become available, before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

PT and Sonus, and their respective directors, executive officers, and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of PT’s stockholders in connection with the transactions contemplated by the merger agreement. Information regarding Sonus’ directors and executive officers is contained in Sonus’ Annual Report on Form 10-K for the year ended December 31, 2012 and its proxy statement dated April 25, 2013, and other relevant materials filed with the SEC when they become available. Investors and security holders may obtain detailed information regarding the names, affiliations and interests of certain of PT’s executive officers and directors in the solicitation by reading the proxy statement as well as PT’s most recent Annual Report on Form 10-K for the year ended December 31, 2012, its proxy statement dated April 22, 2013, and other relevant materials filed with the SEC when they become available. Information concerning the interests of PT’s participants in the solicitation, which may, in some cases, be different from those of the PT’s stockholders, is set forth in the proxy statement.

The materials filed by PT and Sonus with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from PT by contacting Investor Relations by e-mail at finance@pt.com or by telephone at 585-256-0200, ext. 7276.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This communication contains forward-looking statements which reflect PT’s current views with respect to future events within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor provisions of those sections. Such forward-looking statements may relate to, among other things, PT’s ability to close the acquisition and the expected closing date of the acquisition; the anticipated benefits and synergies of the acquisition; and the anticipated future combined operations of PT and Sonus. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties regarding the resolution of pending or threatened litigation; uncertainties as to the timing and results of the PT stockholder vote; the possibility that various closing conditions for the transaction may not be satisfied or waived; disruption to our business from the announcement of the transaction, including possibly making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; and uncertainties regarding the actual benefits to be realized from the transaction; and other risks and uncertainties described more fully in the definitive merger proxy statement and other documents filed with or furnished to the SEC by PT.